Exhibit 99.1

Press Release

Gulfport Energy Reports Utica Shale Results and Provides Operational Update

OKLAHOMA CITY (October 9, 2012) Gulfport Energy Corporation (NASDAQ: GPOR) today reported production results on its Shugert 1-1H well in the Utica Shale and provided an operational update.

Utica Shale

•

Gulfport’s Shugert 1-1H tested at a peak rate of 20.0 million cubic feet (“MMCF”) per day of natural gas, 144 barrels of condensate per day, and 2,002 barrels of natural gas liquids (“NGLs”) per day assuming full ethane recovery and a natural gas shrink of 17%, or 4,913 barrels of oil equivalent (“BOE”) per day.

Gulfport’s Shugert 1-1H well was recently brought online from its resting period. When the test began the wellhead shut in casing pressure (“SICP”) was 5,200 psi. The well was flow tested for 32 hours at a maximum rate of 20.0 MMCF per day of natural gas and 144 barrels of condensate per day on a 26/64” choke and a flowing casing pressure (“FCP”) of 4,840 psi. Subsequent to the test, the 14 hour SICP was 5,300 psi. Based upon composition analysis, the gas being produced is 1,204 BTU rich gas. Assuming full ethane recovery, the composition above is expected to produce an additional 100 barrels of NGLs per MMCF of natural gas and result in a natural gas shrink of 17%. In ethane rejection mode, the composition is expected to yield 40 barrels of NGLs per MMCF of natural gas and result in a natural gas shrink of 9%. Gulfport currently anticipates it will begin flowing the Shugert 1-1H into a sales pipeline by early December.

Oil Sand Update

Grizzly Oil Sands (“Grizzly”), a company in which Gulfport owns a 24.9% interest, has recently closed on a $125 million revolving credit facility (“facility”), of which $75 million is initially available for borrowing. The facility will be available for funding additional infrastructure relating to the Algar Lake project and other future development projects. In connection with the facility, Gulfport entered into an agreement with Grizzly in which Gulfport committed to make monthly payments from October 2012 to May 2013 in the aggregate amount of approximately $8.5 million to fund the construction and development of the Algar Lake facility. Gulfport also agreed to fund its share of cost overruns in the excess of $2 million.

Guidance

Gulfport reaffirms its 2012 guidance and continues to estimate 2012 production to be in the range 2.9 million to 3.1 million BOE. Third quarter 2012 production is currently estimated to be in the range of 6,950 to 7,050 BOE per day. Production results during the third quarter were adversely impacted by the shut in and evacuation of West Cote Blanche Bay during Hurricane Isaac and regulatory delays associated with initial midstream infrastructure build out in the Utica Shale. Gulfport currently anticipates the

Boy Scout 1-33H to begin flowing into a sales pipeline by mid-November, and expects to have six additional wells brought online by the end of December. Gulfport estimates its exit rate on daily production at the end of 2012 to be in the range of 13,000 to 13,500 BOE per day.

Gulfport currently expects capital expenditures for 2013 to be in the range of $365 million to $375 million, excluding potential capital expenditures relating to Grizzly Oil Sands. However, if Gulfport completes the previously announced contribution of its Permian Basin oil and natural gas interests to Diamondback Energy Inc. (“Diamondback Energy”), in connection with its proposed initial public offering, Gulfport currently estimates that its 2013 capital expenditures would be reduced to a range of $317 million to $327 million, excluding potential capital expenditures relating to Grizzly Oil Sands.

About Gulfport

Gulfport Energy Corporation is an Oklahoma City-based independent oil and natural gas exploration and production company with its principal producing properties located along the Louisiana Gulf Coast and in the Permian Basin in West Texas. Gulfport has also acquired acreage positions in the Utica Shale of Eastern Ohio and Niobrara Formation of Western Colorado. In addition, Gulfport holds a sizeable acreage position in the Alberta Oil Sands in Canada through its interest in Grizzly Oil Sands ULC and has interests in entities that operate in Southeast Asia, including the Phu Horm gas field in Thailand.

Investor & Media Contact:

Paul K. Heerwagen

Director, Investor Relations

pheerwagen@gulfportenergy.com

(405) 242-4888

2